UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February  3, 2020

Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Pennsylvania	000-55983	83-1561918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

9 Old Lincoln Highway, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

(484) 568-5000 Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b‑2 of the Securities Exchange Act of 1934 (17 CFR §240.12b‑2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $1 par value	MRBK	The NASDAQ Stock Market

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.01	Changes in Registrant’s Certifying Accountant

On November 12, 2019, the Audit Committee (the “Audit Committee”) of the Board of Directors of Meridian Corporation (“Meridian”) initiated a competitive bid process to solicit requests for proposals from independent registered public accounting firms, including KPMG, LLP (“KPMG”), to serve as Meridian’s independent registered public accounting firm for the year ended December 31, 2020 beginning with the quarterly review procedures for the period ended March 31, 2020.

After the bidding process was completed, on January 28, 2020, KPMG, which is currently serving as Meridian’s independent registered public accounting firm, notified Meridian that KPMG declined to stand for reelection upon the completion of their audit of Meridian's consolidated financial statements as of and for the year ended December 31, 2019 and the issuance of their report thereon.

As a result of this process, on January 30, 2020, the Audit Committee appointed Crowe LLP (“Crowe”) as Meridian’s independent registered public accounting firm for the year ended December 31, 2020. Meridian’s formal engagement of Crowe remains subject to the completion of Crowe’s standard client acceptance procedures and execution of an engagement letter.

During the two years ended December 31, 2018, and the subsequent interim period through September 30, 2019, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events, except for the material weakness, related to our risk assessment process which was not sufficient, and therefore ineffective, to ensure controls were designed and implemented to respond to the risks related to periodically reviewing our compliance with state licensing laws and reflecting that compliance within our mortgage origination system. As a result, we noted there was insufficient monitoring of the Corporation’s compliance with mortgage licensing laws.  This led to the identification of control deficiencies over the Corporation’s recognition of interest and fee income, the analysis of the accounting for loan transfers, specifically the impact of the recourse obligation resulting from a breach in representations and warranties, as well as the controls over the Corporation’s determination of the mortgage repurchase reserve. Meridian disclosed this material weakness in its Quarterly Report on Form 10-Q as of March 31, 2019, June 30, 2019 and September 30, 2019.  This material weakness resulted in an immaterial error correction that impacted beginning retained earnings, deferred tax assets and other liabilities as of January 1, 2018, as described further in footnote 1 in Form 10-Q, relating to interest and fee income on mortgage loan originations made before January 1, 2018 to which we were not entitled due to the violation of state licensing law. The total pre-tax impact of this issue was $486 thousand, with $407 thousand of this relating to prior periods. These amounts included a penalty and amounts to be paid to certain mortgage loan customers.  We will consider the material weakness remediated after the applicable controls have been deemed to operate for a sufficient period of time, and management has concluded, through testing, that the controls are operating effectively.

The audit reports of KPMG on the consolidated financial statements of Meridian and subsidiaries as of and for the years ended December 31, 2018 and 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Meridian provided KPMG with a copy of the disclosure set forth in this Current Report on Form 8-K and requested that KPMG furnish Meridian with a copy of its letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not KPMG agrees with the statements related to them made by Meridian in this report. A copy of KPMG’s letter to the SEC dated February 3, 2020 is attached as Exhibit 16.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

16.1	Letter from KPMG LLP dated February 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN CORPORATION

Dated: February 3, 2020

	By:	/s/ Denise Lindsay
Denise Lindsay
Executive Vice President and Chief Financial Officer